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Exhibit 21.1

Subsidiary	Jurisdiction of organization
BioFuel Energy, LLC	Delaware
BFE Holdings, LLC	Delaware
BFE Operating Company, LLC	Delaware
Pioneer Trail Energy, LLC	Delaware
Buffalo Lake Energy, LLC	Delaware
Oregon Trail Energy, LLC	Delaware
Wagon Wheel Energy, LLC	Delaware
Gilman Trail Energy, LLC	Delaware

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  Exhibit 21.1